TERM SHEET
                                 FIBERCORE, INC.

PARTIES:

FiberCore, Inc., a Nevada corporation ("FiberCore") and Tyco Electronics Corporation, a Pennsylvania corporation formerly known as AMP Incorporated ("TEC")

TEC OWNERSHIP
INTEREST IN FIBERCORE:
---------------------

Common Stock:                3,058,833 shares

Derivative Securities:       1.  Warrant to purchase 2,765,487 shares of
                                 common stock @ $.7232

                             2. Convertible note for $2 million plus accrued interest in the amount of $460,643.02 as of 05/19/2000

Debt: $3 million term loan plus accrued interest in the amount of $1,131,492.82 as of 05/19/2000

TRANSACTIONS:
------------

i) Conversion of all derivative securities and debt instruments of FiberCore held by TEC to common stock of FiberCore; ii) termination of shareholder voting agreement in favor of a form of a standstill agreement by TEC; iii) agreement of TEC to render reasonable support to FiberCore in the sale of optical fiber to TEC's suppliers of optical cable; iv) exploration of the possibility for a technology collaboration between FiberCore and TEC; and v) cooperation of FiberCore in the sale, from time to time, of the common stock of FiberCore held by TEC

CLOSING DATE:
------------

This Term Sheet will be agreed to and executed by both parties on or before May 19, 2000, with the transactions to close as follows:

       i) Exercise of Warrants - on the earlier of: 1) the date the payment described in 1(a)(1) below is made by TEC in connection with the acquisition of Xtal by FiberCore, and 2) July 31, 2000

      ii)   Conversion of Convertible Debenture - May 19, 2000

     iii)   Conversion of Term Loan - May 19, 2000

ARTICLES OF AGREEMENT:
---------------------

1. TEC will exercise warrants granted on November 20, 1996 to obtain additional shares of common stock of FiberCore

       a. the total purchase price for the warrants is $2 million and shall be paid either 1) by TEC in cash solely for the purpose of applying it toward the purchase price for the acquisition of Xtal by FiberCore, or 2) if by July 31, 2000 the agreement for the acquisition of Xtal is not fully executed and the purchase price for the warrants is not required for application towards the purchase price in such acquisition, then TEC will complete a cashless exercise of these warrants by relying on the Net Issue Exercise method provided for in
            Section 1.2 of the Warrant issued November 20, 1996

       b. 2,765,487 represents the total number of shares obtainable under the Warrant pursuant to Section 3 and is the number of shares that TEC will obtain if it pays the exercise price in cash as described in 1(b)(1) above. In the event that TEC completes a cashless exercise of the warrants as described in 1(b)(2) above, then TEC will receive the number of shares indicated by the terms of the net issue exercise method provided for in Section 1.2 of the Warrant

2. TEC will convert the $2,460,643.02 in principal and accrued interest owed by FiberCore to TEC as of May 19, 2000 pursuant to the terms of the Amended and Restated Convertible Debenture dated as of April 17, 1995, to 3,419,977 shares of common stock of FiberCore

       a. maximum number of shares convertible is 6,478,810, including the 3,058,833 shares converted on 11/27/96

3. TEC will convert the $4,131,492.82 in principal and accrued interest/principal owed by FiberCore to TEC under the Term Loan Agreement dated November 27,1996 as of May 19, 2000 to that number of shares of common stock of FiberCore determined using a conversion rate agreed upon between TEC and FiberCore

       a. The conversion rate shall be the volume weighted average price for the most recent 25 trading days commencing 3 days prior to the closing date (rounded to the nearest of four decimal places), less 10% of such volume weighted average price

       b. The "volume weighted average price" shall be determined by 1) calculating the product of a) the number of shares traded in each trade completed during each of the 25 trading days described in 3(a) above and b) the price at which each such trade was completed; 2) taking the sum of the each of the products calculated in 3(b)(1), and 3) dividing the sum determined in 3(b)(2) by the total number of shares traded during the 25-day period described in 3(a) above

       c. Specifically, for the 25-day period extending from April 11, 2000 through May 16, 2000, the volume weighted average price is $4.4502, the conversion rate is $4.0052 and, based on the foregoing and a total principal and accrued interest as of May 19, 2000 of $4,131,492.82, the number of shares of common stock received in the conversion of the term loan will be 1,031,532

4. Once TEC holds the number of shares of common stock of FiberCore indicated by the actions outlined in Articles 2 and 3 above, FiberCore will, from time to time, assist TEC in completing a private placement with one or more sophisticated investors for such number of shares and at such price as may be negotiated between TEC and the investors

       a. The selling price for the shares in the private placement(s) (the "S Price") will be negotiated between TEC and the sophisticated investor(s)

       b. Closing on the private placement(s) will occur as soon as possible after the closing on the transactions described in this Term Sheet

       c. In the event that as the result of the private placement(s) described above, TEC holds less than 10% of the outstanding shares of common stock of FiberCore, then at such time TEC will relinquish all registration rights that it has under the November 20, 1996 Warrant, the April 17,1995 Convertible Debenture Purchase Agreement, as amended, or otherwise. During the period that TEC retains such registration rights, however, and provided that a different agreement on the subject is not hereafter entered into between TEC and FiberCore, TEC agrees to waive said rights to the extent that they conflict with registration rights, if any, that FiberCore subsequently may grant to Crescent International Ltd. with respect to Crescent International Ltd.'s new investment in FiberCore. After TEC loses its registration rights, TEC will piggyback on FiberCore registrations only as permitted by FiberCore

5. Effective May 19, 2000, the Voting Agreement entered into on November 27, 1996 between FiberCore and TEC will terminate and have no continuing force or effect. On that same date, the parties will enter into an agreement that affords FiberCore the following protections for the 24-month period immediately following such date:

       a. TEC will not participate in any syndicate or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to the FiberCore common stock, and will not enter into any voting trust or voting agreement affecting its shares of that stock

       b. TEC will not directly or indirectly participate in any solicitation of proxies or written consents in connection with any election contest with respect to FiberCore

       c. TEC will not directly or indirectly attempt to call a special meeting of the shareholders or circulate a written consent of the shareholders for the purpose of changing the membership of the Board of Directors of FiberCore or voting on a merger or other reorganization involving FiberCore

       d. TEC will not directly or indirectly commence a tender offer for the common stock of FiberCore, although TEC may tender its shares in any offer made by a third party that is not affiliated with TEC and is not a party to a private placement with TEC involving FiberCore common stock

       e. TEC will not directly or indirectly solicit shareholders to vote against any nominee for director proposed by the Board of Directors for FiberCore and will not propose its own nominee in opposition to the nominees of the Board. TEC will vote all of its shares of FiberCore common stock in favor of FiberCore management nominees to the Board of Directors who are reasonably acceptable to TEC, and in connection therewith, agrees that, absent any unusual circumstances, Messrs. Aslami, DeLuca, Phillips and Armin-Arsala are acceptable nominees and Mr. Hassan is not an acceptable nominee

       f. TEC will not, either alone or by assisting any other person or entity, attempt to exercise control over the management or policies of FiberCore

6. From time to time TEC may sell its shares of FiberCore common stock, whether such sale occurs pursuant to Rule 144(k), in private placements, piggybacked with FiberCore registrations, or otherwise in conformance with the Federal securities laws

       a. TEC will sell these shares in an orderly fashion in conformance with the rules and regulations of the Securities and Exchange Commission governing resales of the shares of FiberCore common stock held by TEC

       b. FiberCore agrees to provide reasonable assistance in TEC's efforts to sell its shares of FiberCore common stock as described above, including but not limited to the prompt reissuance of certificates in which legends that are no longer necessary or appropriate have been removed and the prompt giving of Rule 144 opinions in a form reasonably acceptable to TEC

7. In the event that the Purchase Agreement entered into between TEC and FiberCore in July 1996 expires on December 31, 2000 without being renewed by the parties, then TEC agrees to the following undertakings:

       a) Because TEC no longer has any direct requirements for optical fiber, a continuing supply agreement between TEC and FiberCore is no longer possible. In the event that a direct requirement for optical fiber re-emerges for TEC within the 12-month period following the closing date, TEC agrees to enter into a supply agreement with FiberCore provided that mutually acceptable terms of price, quantity, delivery and quality can be negotiated;

       b) With respect to outsourced optical cable production that TEC places with a third party, where the third party is manufacturing TEC's product to TEC's specifications, TEC will ensure that such third party initiates discussions with FiberCore on a supply agreement for the supply of optical fiber but TEC does not guarantee that terms and conditions that are acceptable to FiberCore and the third party will be successfully negotiated between the parties; and

       c) With regard to optical cable that TEC purchases from a third party, where the cable is the product of the third party, TEC will use reasonable efforts to encourage such third party to consider entering into a supply agreement with FiberCore for the supply of optical fiber

8. TEC will undertake reasonable efforts to determine if any basis exists for a technology collaboration agreement between FiberCore and the Fiber Optic Components/Cable and Wire & Cable businesses of TEC.

ACCEPTED AND AGREED,
INTENDING TO BE LEGALLY BOUND HEREBY:



Tyco Electronics Corporation              FiberCore Inc.


By: /s/ Edward Federman                   By: /s/ Mohd A. Aslami
    ---------------------------------         ---------------------------------
    Edward Federman                           Mohd A. Aslami
    Executive Vice President and              Chairman and Chief Executive
     Chief Financial Officer                   Officer